Exhibit 5.1

Our ref	VZL\656320\4012315v8
Direct tel	+852 2971 3095
Email	valerie.law@maplesandcalder.com

Lizhan Enviromental Corporation
No. 716 Qifu Road, Wutong Street, Tongxiang
Zhejiang Province, 314500
People's Republic of China

18 November 2010

Dear Sirs

Lizhan Environmental Corporation

We have acted as Cayman Islands legal advisers to Lizhan Environmental Corporation (the "Company") in connection with the Company’s registration statement on Form F-1 (File No. 333-168929), including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 relating to the offering by the Company of up to 2,090,908 ordinary shares of par value US$0.32 each (the "Shares") (including the over-allotment option granted by the Company to the underwriters to purchase up to an additional 272,727 Shares).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the certificate of incorporation dated 3 August 2009 and the certificate of incorporation on change of name dated 14 January 2010.

1.2	the amended and restated memorandum and articles of association of the Company as adopted by resolutions of the sole shareholder on 31 August 2009 (the "Pre-IPO M&A");

1.3
the amended and restated memorandum and articles of association of the Company as conditionally adopted by special resolution passed on 19 October 2010 and effective immediately upon the trading of the Company's Shares on the NASDAQ Global Market (the "IPO M&A");

1.4	the written resolutions of the directors of the Company dated 19 October 2010 (the "Directors' Resolutions");

1.5
the written resolutions of the shareholders of the Company dated 14 September and 19 October 2010 (the "Shareholders' Resolutions" and together with the Directors' Resolutions are referred to as the "Resolutions");

1.6	a certificate from a Director of the Company addressed to this firm dated November 15 2010, a copy of which is attached hereto (the "Director's Certificate");

1.7	a certificate of good standing dated 16 November 2010, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing"); and

1.8	the Registration Statement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2	the genuineness of all signatures and seals.

3	Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	the authorised share capital of the Company is US$10,000,000 divided into 31,250,000 ordinary shares of par value US$0.32 each;

3.3
the issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable.  As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders); and

3.4
the statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/Maples and Calder
Maples and Calder

Encl